CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,351,500	$389.44

June 2015

Pricing Supplement No. 925

Registration Statement No. 333-199966

Dated June 30, 2015

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity. However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

FINAL TERMS
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the Health Care Select Sector SPDR® Fund
Aggregate principal amount:		$3,351,500
Payment at maturity:		• If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date, which was $74.39
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings —Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Leverage factor:		200%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$12.025 (120.25% of the stated principal amount) per PLUS
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		June 30, 2015
Original issue date (settlement date):		July 6, 2015
Valuation date:		June 30, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		July 6, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127X260 / US48127X2606
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$3,351,500.00	$83,787.50	$3,267,712.50
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.688 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	Approximately 24 months
Leverage factor:	200%
Maximum payment at maturity:	$12.025 (120.25% of the stated principal amount) per PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the Health Care Select Sector SPDR® Fund is a “Fund.”

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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Upside Scenario	The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 200% of the share percent increase, subject to the maximum payment at maturity of $12.025 (120.25% of the stated principal amount) per PLUS.
Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price. (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)
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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$12.025 (120.25% of the stated principal amount) per PLUS

PLUS Payoff Diagram

The PLUS
The ETF Shares
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
Payment at Maturity on the PLUS
$12.025
Maximum
Payment at
Maturity
PLUS Zone
$10.00 Stated
Principal Amount
20.25%
10.125%
-20%
-10%
0%
10%
20%
30%
40%
Percentage Change in the ETF Shares

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final share price of 110.125% of the initial share price.
▪	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.
▪	Downside Scenario. If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.
▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.025 (120.25% of the stated principal amount) per PLUS. Because the maximum payment at maturity will be limited to 120.25% of the stated principal amount for the PLUS, any increase in the final share price by more than 10.125% will not further increase the return on the PLUS.
▪	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial share price, will determine the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing
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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:
▪	any actual or potential change in our creditworthiness or credit spreads;
▪	customary bid-ask spreads for similarly sized trades;
▪	secondary market credit spreads for structured debt issuances;
▪	the actual and expected volatility in the prices of the ETF Shares;
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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪	the time to maturity of the PLUS;
▪	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
▪	interest and yield rates in the market generally;
▪	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
▪	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪	Investing in the PLUS is not equivalent to investing in the ETF Shares. Investing in the PLUS is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the PLUS. Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are differences between the ETF Shares and the underlying index. The ETF Shares do not fully replicate the underlying index and may hold securities not included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index.
▪	The ETF Shares are linked to the performance of the health care sector. All or substantially all of the equity securities held by the ETF Shares are issued by companies whose primary line of business is directly associated with the health care sector, including the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure, limited product lines and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which can be an expensive and time consuming process. The expiration of patents may adversely affect the profitability of the companies. Health care companies are subject to extensive litigation based on product liability and similar claims.
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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Health care companies are also subject to competitive forces that may make it difficult to raise prices and, in fact, may result in price discounting. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals. The process of obtaining such approvals may be long and costly, with no guarantee that any product will come to market. As a result, the value of the PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	Owning the PLUS is not the same as owning the ETF Shares. Owning the PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that you do not suffer a loss on your initial investment in the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.
▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.
▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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PLUS Based on the Performance of the Health Care Select Sector SPDR® Fund due July 6, 2017

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Health Care Select Sector SPDR® Fund Overview

The Health Care Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company that consists of several separate investment portfolios, and is managed by SSgA Funds Management, Inc. (“SSFM”), the investment adviser to the Health Care Select Sector SPDR® Fund.  The Health Care Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index.  Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the Health Care Select Sector SPDR® Fund, see the information set forth in Appendix A.

Information as of market close on June 30, 2015:

Bloomberg Ticker Symbol:	XLV
Current Closing Price:	$74.39
52 Weeks Ago (on 6/30/2014):	$60.83
52 Week High (on 6/23/2015):	$76.45
52 Week Low (on 8/7/2014):	$59.82

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2010 through June 30, 2015. The closing price of one ETF Share on June 30, 2015 was $74.39. The associated graph shows the closing prices of one ETF Share for each day in the same period. We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits. The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

Health Care Select Sector SPDR® Fund	High	Low	Period End
2010
First Quarter	$33.00	$30.68	$32.08
Second Quarter	$32.31	$28.17	$28.17
Third Quarter	$30.70	$27.96	$30.48
Fourth Quarter	$31.77	$30.19	$31.50
2011
First Quarter	$33.18	$31.61	$33.13
Second Quarter	$36.42	$33.28	$35.52
Third Quarter	$35.95	$29.99	$31.72
Fourth Quarter	$34.88	$30.70	$34.69
2012
First Quarter	$37.59	$34.97	$37.59
Second Quarter	$38.00	$35.53	$38.00
Third Quarter	$40.31	$37.40	$40.11
Fourth Quarter	$41.35	$38.64	$39.95
2013
First Quarter	$45.95	$40.65	$45.95
Second Quarter	$49.62	$46.07	$47.61
Third Quarter	$52.04	$47.57	$50.57
Fourth Quarter	$55.47	$49.87	$55.44
2014
First Quarter	$60.12	$54.86	$58.49
Second Quarter	$61.23	$55.71	$60.83
Third Quarter	$65.27	$59.82	$63.91
Fourth Quarter	$71.04	$60.21	$68.38
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Health Care Select Sector SPDR® Fund	High	Low	Period End
2015
First Quarter	$74.88	$68.02	$72.50
Second Quarter	$76.45	$71.68	$74.39

Shares of the Health Care Select Sector SPDR® Fund Daily Closing Prices January 4, 2010 to June 30, 2015

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the Health Care Select Sector SPDR® Fund from the publicly available documents described in the first paragraph under this “Health Care Select Sector SPDR® Fund Overview” section, without independent verification. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Health Care Select Sector SPDR® Fund. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Health Care Select Sector SPDR® Fund is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Health Care Select Sector SPDR® Fund Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we priced the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Health Care Select Sector SPDR® Fund could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The Health Care Select Sector Index.  The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology.  The Health Care Select Sector Index is sponsored by S&P and compiled by BofA Merrill Lynch Research.  The Health Care Select Sector Index is described under the heading “The Health Care Select Sector Index” in Appendix A below.

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Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the PLUS:

JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS is lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS

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should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the PLUS, as well as to the payment of gross proceeds of a sale of a PLUS occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Supplemental use of proceeds and hedging:

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and Appendix A in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the PLUS:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the PLUS offered by this pricing supplement have been executed and issued by us and
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authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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APPENDIX A

The Health Care Select Sector SPDR® Fund

We have derived all information contained in this document regarding the Health Care Select Sector SPDR® Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSFM”). The Health Care Select Sector SPDR® Fund is an investment portfolio managed by SSFM, the investment adviser to the Health Care Select Sector SPDR® Fund. The Health Care Select Sector SPDR® Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca, Inc. under the ticker symbol “XLV.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Health Care Select Sector SPDR® Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Health Care Select Sector SPDR® Fund, please see the Health Care Select Sector SPDR® Fund’s prospectus. In addition, information about the Select Sector Trust, SSFM and the Health Care Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The Health Care Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Health Care Select Sector Index. For more information about the Health Care Select Sector Index, please see “— The Health Care Select Sector Index” below.

Investment Strategy — Replication

The Health Care Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the Health Care Select Sector Index. This means that the Health Care Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the Health Care Select Sector Index in approximately the same proportions as the Health Care Select Sector Index. SSFM may sell securities that are represented in the Health Care Select Sector Index, or purchase securities that are not yet represented in the Health Care Select Sector Index, in anticipation of their removal from or addition to the Health Care Select Sector Index. Further, SSFM may choose to overweight securities in the Health Care Select Sector Index, purchase or sell securities not in the Health Care Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Health Care Select Sector Index.

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Under normal market conditions, the Health Care Select Sector SPDR® Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Health Care Select Sector Index. In addition, the Health Care Select Sector SPDR® Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSFM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Health Care Select Sector SPDR® Fund in seeking performance that corresponds to the Health Care Select Sector Index and in managing cash flows. SSFM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Health Care Select Sector Index to be reflected in the portfolio composition of the Health Care Select Sector SPDR® Fund. The Board of Trustees of the Select Sector Trust may change the Health Care Select Sector SPDR® Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSFM intends to employ a sampling strategy in managing the Health Care Select Sector SPDR® Fund. Sampling means that SSFM will use quantitative analysis to select securities, including securities in the Health Care Select Sector Index, outside of the Health Care Select Sector Index and derivatives, that have a similar investment profile as the Health Care Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

Correlation

The Health Care Select Sector Index is a theoretical financial calculation, while the Health Care Select Sector SPDR® Fund is an actual investment portfolio. The performance of the Health Care Select Sector SPDR® Fund’s return may not match or achieve a high degree of correlation with the return of the Health Care Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of June 29, 2015, the Health Care Select Sector SPDR® Fund included 55 companies. The Health Care Select Sector SPDR® Fund’s three largest holdings are Johnson & Johnson, Pfizer Inc. and Gilead Sciences Inc. The following table summarizes the Health Care Select Sector SPDR® Fund’s holdings in individual securities as of that date.

Top 10 Holdings in Individual Securities as of June 29, 2015

Name	Weight
Johnson & Johnson	9.61%
Pfizer Inc.	7.33%
Gilead Sciences Inc.	6.02%
Merck & Co. Inc.	5.74%
Allergan plc	4.39%
UnitedHealth Group Incorporated	4.12%
AbbVie Inc.	4.10%
Amgen Inc.	4.09%
Bristol-Myers Squibb Company	3.92%
Medtronic Plc	3.72%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this document.

The Health Care Select Sector Index

We have derived all information contained in this document regarding the Health Care Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject

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to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”).

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. For further information about the S&P 500® Index, please see “Equity Index Descriptions — S&P 500® Index” in the accompanying underlying supplement no. 1a-I. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.
•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.
•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones Indices LLC, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).
•	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.
•	The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:
1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.
3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market
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capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.
5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
8.	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.
9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.
10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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